Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2015 Equity Incentive Plan of DexCom, Inc. of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of DexCom, Inc. and the effectiveness of internal control over financial reporting of DexCom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 7, 2017